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                                                                    Exhibit 10-k

                               NORDSON CORPORATION

                            1988 AMENDED AND RESTATED
                         STOCK APPRECIATION RIGHTS PLAN


                  1. PURPOSE. The purpose of this 1988 Stock Appreciation Rights Plan (the "Plan") is to provide to optionees under stock options heretofore or hereafter granted pursuant to the Nordson Corporation 1979 Employees Stock Option Plan (the "Nonqualified Stock Option Plan"), the Nordson Corporation 1982 Incentive Stock Option Plan, and any other stock option plan of Nordson Corporation ("Nordson") now or hereafter in effect an alternative method of realizing the benefits provided by such stock options and, in the case of the Nonqualified Stock Option Plan, a supplemental benefit in connection with the exercise of stock options granted thereunder.

                  2. DEFINITIONS. As used in the Plan:

                           (a) "Stock Appreciation Rights" means any of the
rights, including Limited Rights, granted pursuant to Section 3 of the Plan;

                           (b) "Change of Control" means, and shall be deemed to
have taken place upon the occurrence of, one or more of the following events:

                                    (i) Any Person (other than Nordson, any of
                  its subsidiaries, any employee benefit plan or employee stock ownership plan of Nordson or of any of its subsidiaries, or any Person organized, appointed, or established by Nordson or any of its subsidiaries for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding, any such Person is declared to be an Adverse Person by the Board of Directors, or any such Person commences or publicly announces an intent to commence a tender offer or exchange offer the consummation of which would result in the Person becoming the Beneficial Owner of 20% or more of the Common Shares then outstanding (Provided, however, that, for


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                  purposes of determining whether Eric T. Nord or Evan W. Nord, together with each of their Affiliates or Associates, is the Beneficial Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by the Walter G. Nord Trust and by the Nordson Foundation shall be excluded and, for purposes of determining whether the Walter G. Nord Trust or the Nordson Foundation, together with each of their Affiliates and Associates, is the Beneficial-Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by Eric T. Nord and by Evan W. Nord shall be excluded). For purposes of this clause (i), the terms "Adverse Person," "Affiliates," "Associates," "Beneficial Ownership," and "Person" shall have the meanings given to them in the Rights Agreement, dated as of August 26, 1988, between Nordson and AmeriTrust Company National Association, as Rights Agent, as amended from time to time.

                                    (ii) At any time during a period of 24
                  consecutive months, individuals who were Directors of Nordson at the beginning of the period no longer constitute a majority of Nordson's Directors, unless the election, or the nomination for election by Nordson's shareholders, of each of the new Directors was approved by at least a majority of the Directors who were in office at the time of the election or nomination and were Directors at the beginning of the period.

                                    (iii) A record date is established for
                  determining shareholders entitled to vote upon a merger or consolidation of Nordson with another corporation in which Nordson is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property; a sale or other disposition of all or substantially all of the assets of Nordson; or the liquidation and dissolution of Nordson.

                                    (iv) Any person who proposes to make a
                  "control share acquisition" of Nordson, within the meaning of
                  Section 1701.01(Z)(1) of the Ohio General Corporation Law, submits or is required to submit an acquiring Person statement to Nordson.

                           (c) "Committee" means the committee provided for in
Section 8 of the Plan;

                           (d) "Common Shares" means Common Shares with a par
value of $1 each of Nordson or, in accordance with the adjustment provisions in any employee stock option plan under which any stock option is outstanding, the class of shares subject to the stock option;

                           (e) "Fair market value" of Common Shares on any date
that the Common Shares are listed on a national securities exchange shall


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mean the closing price as reported for composite transactions on the exchange for the last date on which trades are reported prior to such date; "fair market value" of Common Shares on any date that transactions in the Common Shares are reported in the NASDAQ National Market System shall mean the closing price as reported in the NASDAQ National Market System for the last date on which trades are reported prior to such date.

                           (f) "Limited Right" shall mean a Stock Appreciation
Right that becomes exercisable, as provided in Section 4(e), only upon the occurrence of a Change in Control.

                           (g) "Outstanding stock option" means a stock option
to purchase Common Shares granted by Nordson pursuant to any employees stock option plan of Nordson now or hereafter in effect to the extent that the stock option has not been exercised and has not terminated; and

                           (h) "Spread" means the excess of the fair market
value of a Common Share on the date when a Stock Appreciation Right is exercised over the option price provided for in the related stock option.

                  3. GRANT OF STOCK APPRECIATION RIGHTS.

                           (a) The Committee may from time to time define the
terms of and grant Stock Appreciation Rights, including Limited Rights, subject to the terms of this Plan, with respect to all or part of any outstanding stock option (including any outstanding stock option simultaneously granted), whether or not the stock option is exercisable at the time of grant.


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                           (b) Stock Appreciation Rights shall entitle the
optionee to receive either:

                                    (i) upon exercise of the Stock Appreciation
                  Rights and surrender of all or part of the related stock option, an amount equal to 100% of the spread on the date of exercise multiplied by the number of Common Shares in respect of which the Stock Appreciation Rights are exercised; or

                                    (ii) upon exercise of Stock Appreciation
                  Rights specifically designated by the Committee as eligible for such payment, and exercise of all or part of a related stock option granted under the Nonqualified Stock Option Plan (or any other stock option plan of Nordson not providing for the grant of "incentive stock options" as that term is defined in Section 422A of the Internal Revenue Code), a cash payment in an amount equal to the percentage designated by the Committee of the spread on the date of exercise multiplied by the number of Common Shares in respect of which the related stock option is exercised.

Amounts payable under clause (i) may be paid by Nordson in whole Common Shares (taken at their fair market value on the date of exercise), in cash, or partly in whole Common Shares and partly in cash, as the Committee shall determine. The determination as to such manner of payment may be made by the Committee at the time of the grant of the Stock Appreciation Rights or at any time thereafter and shall be subject to change from time to time.

                           (c) The grant of Stock Appreciation Rights shall be
evidenced by a notice to the optionee signed by or on behalf of the Committee, which notice shall describe the Stock Appreciation Rights, specify the related stock option, and state that the Stock Appreciation Rights are subject to the terms and provisions of the Plan.

                           (d) Stock Appreciation Rights may not be granted with
respect to stock options to purchase more than 450,000 Common Shares. If any Stock Appreciation Rights expire or cease to be exercisable for any reason other than exercise of the Stock Appreciation Rights or of the related stock option, further Stock Appreciation Rights may be granted in


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respect of the Common Shares subject to the expired Stock Appreciation Rights.

                  4. EXERCISE OF STOCK APPRECIATION RIGHTS.

                           (a) Stock Appreciation Rights which are held by an
optionee who is a Director or officer of Nordson and which are payable wholly or partly in cash may not be exercised until the expiration of six months after the date of grant, except in the event of the death or disability of the optionee. In any case, Stock Appreciation Rights may be exercised only at a time when the related stock option may be exercised. No Stock Appreciation Right may be exercised at any time when the fair market value of the Common Shares subject to the related option does not exceed the option price.

                           (b) An optionee who is a Director or officer of
Nordson may exercise Stock Appreciation Rights, other than Limited Rights, only during the period beginning on the third business day following the date of release for publication by Nordson of quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such release. Limited Rights do not need to be exercised within this period.

                           (c) Stock Appreciation Rights may be exercised only
in writing and, in the case of Stock Appreciation Rights under clause (b)(i) of
Section 3, only to the extent accompanied by surrender to Nordson, unexercised, of all or part of the related stock option.

                           (d) Common Shares subject to stock options
surrendered upon exercise of the related Stock Appreciation Rights under clause
(b)(i) of Section 3 shall not be available for the granting of further stock options under any employees stock option plan of Nordson, anything in such


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stock option plan to the contrary notwithstanding.

                           (e) Limited Rights may be exercised only during the
30-day period beginning upon the occurrence of a Change in Control; provided, however, that if the Change in Control occurs within the six-month period following the date of the grant of any Limited Right, those Limited Rights will be exercisable during the 30-day period beginning six months after the date of grant.

                           (f) In the event of any change in the Common Shares
subject to stock options in respect of which Stock Appreciation Rights have been granted by reason of a merger, consolidation, reorganization, or other corporate transaction or of a stock dividend, stock split, or other capital adjustment, the total number and class of shares subject to stock options in respect of which Stock Appreciation Rights may thereafter be granted under the Plan and the number and class of shares subject to each outstanding stock option in respect of which Stock Appreciation Rights have theretofore been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be final.

                  5. ASSIGNABILITY. Stock Appreciation Rights may not be transferred or assigned by the optionee otherwise than by will or the laws of descent and distribution or apart from the related stock option and may be exercised during the optionee's lifetime only by him or by his guardian or legal representative.

                  6. AMENDMENT, SUSPENSION, OR TERMINATION OF STOCK APPRECIATION RIGHTS. The Committee may at any time amend, suspend, or terminate any Stock Appreciation Rights theretofore granted under the Plan. In case of an amendment, the amended Stock Appreciation Rights shall be in accordance with the Plan. In addition, Stock Appreciation


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Rights shall terminate and may no longer be exercised upon the earlier of (a)
exercise or termination of the related stock option or (b) any termination date specified by the Committee at the time the Stock Appreciation Rights are granted.

                  7. AMENDMENT OR TERMINATION OF THE PLAN. The Board of Directors may at any time amend or terminate the Plan, although no such amendment, without shareholder approval, may (a) materially increase the benefits accruing to the optionees to whom Stock Appreciation Rights have been granted under the Plan, (b) materially increase the Stock Appreciation Rights which may be granted under the Plan (except in accordance with the provisions of Section 4(e)), or (c) materially modify the requirements as to eligibility for participation under the Plan.

                  8. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of Nordson's Board of Directors appointed by and serving during the pleasure of Nordson's Board of Directors. No Director who has at any time within one year been eligible to participate in the Plan, or in any employee stock purchase plan or in any other stock option or Stock Appreciation Rights plan of Nordson or any of its affiliates, may serve as a member of the Committee. The Committee shall have full power and authority to grant Stock Appreciation Rights and to interpret the provisions and to supervise the administration of the Plan. All decisions of the Committee shall be made by not less than a majority of its members and shall be final.

                  9. COMMON SHARES. The Common Shares to be issued or delivered upon the exercise of Stock Appreciation Rights may be authorized and unissued or treasury shares as the Committee may from time to time determine.


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                  10. EFFECTIVE DATE. This Plan shall become effective when
adopted by Nordson's Board of Directors, subject to approval by Nordson's shareholders within 12 months before or after such adoption.



Adopted by the Board of Directors
October 27, 1988